Exhibit 99

       Mid-State Capital Completes Public Offering of Asset-Backed Bonds


    TAMPA, Fla., July 16 /PRNewswire-FirstCall/ -- Mid-State Capital Corporation, a wholly owned subsidiary of Walter Industries, Inc. (NYSE: WLT), announced today that it has completed its Mid-State Capital Corporation 2004-1 Trust offering of $294 million in asset-backed bonds.

    The 2004-1 Trust notes are secured by sales contracts, promissory notes and mortgages originated by Jim Walter Homes, Inc., and its affiliated homebuilding companies and originated or acquired by Walter Mortgage Company. Jim Walter Homes sells single-family homes that are conventionally constructed. Walter Mortgage Company originates mortgage loans for Jim Walter Homes and also purchases seasoned mortgage loans. Mid-State Homes, Inc., an affiliate of Mid-State Capital Corporation, will service the 2004-1 mortgage accounts.

    The notes were issued in four separate classes with a single maturity date of August 2037 and with a weighted-average, fixed-interest coupon of 6.64%. The 2004-1 Trust represents the ninth of Mid-State Homes' public home-equity securitizations totaling over $4.6 billion since 1988.

    The net proceeds from the transaction will be used to repay borrowings under the Mid-State Trust IX mortgage warehouse facility, and will provide approximately $38 million of liquidity for Walter Industries' general corporate purposes.

    "The 2004-1 Trust offering reflects asset-backed investors' confidence in our long history and stable home equity portfolio performance. The transaction also significantly increases corporate liquidity to pursue future growth initiatives," said Joe Troy, President of Mid-State Homes.

    Banc of America Securities, LLC, was the sole book running manager. SunTrust Capital Markets, Inc., and Calyon Securities (USA), Inc., were co-managers.

    Mid-State Homes, which services a $2.1 billion portfolio comprised of approximately 50,000 customer accounts, is based in Tampa, Florida. Walter Mortgage Company, which has originated and purchased approximately $100 million in mortgage loans since August 2001, is located in Fort Worth, Texas. Walter Industries, Inc., is a diversified company with revenues of approximately $1.3 billion. The Company is a leader in homebuilding, home financing, water transmission products and natural resources. Based in Tampa, Florida, the company employs approximately 5,300 people.

    For more information, please call Joe Troy, President of Mid-State Homes, at (813) 871-4404.

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of certain subsidiaries in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.